SCHEDULE 14C INFORMATION

INFORMATION STATEMENT
PURSUANT TO SECTION 14(C) OF THE SECURITIES EXCHANGE ACT OF 1934

Check the appropriate box:
[X] Preliminary Information Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
14c-5(d)(2))
[ ] Definitive Information Statement

NICHOLAS INVESTMENT COMPANY, INC.
(Name of registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required
[ ] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11
(1) Title of each class of securities to which transaction applies:. . . . . .. . . . . . . . . . . . . . . .
(2) Aggregate number of securities to which transaction applies:. . . . . . . . . . . . . . . . . . . . .
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): . . . . . . . . . . . . . . . .
(4) Proposed maximum aggregate value of transaction: . . . .
(5) Total fee paid: . . . . . . . . . . . . . . . . . . . . . .
[ ] Fee paid previously by written preliminary materials
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1) Amount Previously Paid: . . . . . . . . . . . . . . . . . .
(2) Form, Schedule or Registration Statement No.:. . . . . .
(3) Filing Party:. . . . . . . . . . . . . . . . . . . . . . . .
(4) Date Filed:. . . . . . . . . . . . . . . . . . . . . . . . .

NICHOLAS INVESTMENT COMPANY, INC.
4443 Birdie, Dr.
Corona, California 92883

 NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON NOVEMBER 10, 2003

Dear Shareholders:

A special meeting of shareholders of Nicholas Investment Company, Inc., a Nevada corporation (the "Company"), will be held on November 10, 2003 at 10:00 a.m. local time, at 4443 Birdie Dr., Corona, CA 92883 for the following purposes:

1. To consider and vote upon a proposal to amend the Company's Articles of Incorporation:

a.       To effect a one-for-200 reverse stock split of the Company's common stock (the "Common Stock") by reducing the number of issued and outstanding shares of Common Stock from 165,373,752 to approximately 826,866 (the "Reverse Split"); and

b.      To authorize 550 million shares of capital stock of the Company, of which 500 million shares will relate to Common Stock and 50 million shares will relate to preferred stock, subject to further designation by the Board of Directors of the Company; and

c.       To permit action upon the written consent of less than all shareholders of the Company, pursuant to the Nevada Revised Statute.

2.  To elect all members of the Board of Directors.

3.  To approve HJ & Associates, LLP as the Company's independent auditors for the coming year.

4.  To approve the Company's sale of common stock at prices below net asset value per share.

5.  To transact such other business as may properly come before the special meeting and any adjournment or postponement thereof.

Only shareholders of record at the close of business on October 10, 2003 will be entitled to receive this Information Statement and notice of the special meeting or any adjournment or postponement thereof.

By Order of the Board of Directors,

/S/ Shane H. Traveller Shane H. Traveller Secretary

Corona, California
October 10, 2003

NICHOLAS INVESTMENT COMPANY, INC.
4443 BIRDIE, DR.
CORONA, CALIFORNIA 92883
 INFORMATION STATEMENT
FOR THE SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON NOVEMBER 10, 2003
INTRODUCTION

This Information Statement is being furnished to the shareholders of Nicholas Investment Company, Inc., a Nevada corporation (the "Company"), to inform them of a special meeting of shareholders. This meeting (referred to herein as the "Special Meeting") will be held on November 10, 2003 at 4443 Birdie Dr., Corona, CA 92883, at 10:00 a.m. local time. Only shareholders of record at the close of business on October 10, 2003 (the "Record Date") will be entitled to receive this Information Statement and to vote at the Special Meeting. This Information Statement and the Notice of Special Meeting are first being mailed to the Company's shareholders on or about October 20, 2003.

At the Special Meeting, holders of common stock (the "Common Stock") of the Company will be asked:

1. To consider and vote upon a proposal to amend the Company's Articles of Incorporation:

a. To effect a one-for-200 reverse stock split of the Company's common stock (the "Common Stock") by reducing the number of issued and outstanding shares of Common Stock from 165,373,752 to approximately 826,866 (the "Reverse Split"); and

b. To authorize 550 million shares of capital stock of the Company, of which 500 million shares will relate to Common Stock and 50 million shares will relate to preferred stock, subject to further designation by the Board of Directors of the Company; and

c. To permit action upon the written consent of less than all shareholders of the Company.

2.  To elect all members of the Board of Directors.

3.  To approve HJ & Associates, LLP as the Company's independent auditors for the coming year.

4.  To approve the Company's sale of common stock at prices below net asset value per share.

Shane H. Traveller and Steven R. Peacock (collectively, the "Board of Directors"), controls the voting equivalent of a majority (55%) of the Company's issued and outstanding shares of Common Stock and intends to vote to approve the proposal described in this Information Statement. Accordingly, no proxies will be solicited and no action is required on your behalf. The cost of printing and distributing this Information Statement and holding the Special Meeting (including the reimbursement of certain parties for their expenses in forwarding this Information Statement to beneficial owners of the Common Stock) will be paid by the Company.

The Company's principal executive offices are located at 4443 Birdie Dr., Corona, California 92883.

THIS DOCUMENT IS REQUIRED UNDER THE FEDERAL SECURITIES LAWS AND IS PROVIDED SOLELY FOR YOUR INFORMATION. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

INFORMATION REGARDING THE PROPOSAL

GENERAL

The proposal to amend the Company's Articles of Incorporation is described below. A copy of the Articles of Incorporation, as amended to reflect the changes contemplated by the proposal, is attached to this Information Statement as Exhibit A.

AMENDMENT OF ARTICLES OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT

Purpose: The Company's Board of Directors has unanimously adopted a resolution seeking shareholder approval to amend the Articles of Incorporation to effect a one-for-200 reverse stock split (the "Reverse Split") of the Company's Common Stock. The Board of Directors believes that the Reverse Split is in the Company's best interests in that it may increase the trading price of the Common Stock. An increase in the price of the Common Stock should, in turn, generate greater investor interest in the Common Stock, thereby enhancing the marketability of the Common Stock to the financial community. In addition, the resulting reduction in the number of issued and outstanding shares of Common Stock, together with the proposed increase in the number of authorized shares of Common Stock, as discussed below, will provide the Company with additional authorized but unissued shares which could be utilized for future acquisitions or mergers or to otherwise carry out the Company's business objectives.

Effect: The immediate effect of the Reverse Split will be to reduce the number of issued and outstanding shares of Common Stock from 165,373,752 to approximately 826,866. Although the Reverse Split may also increase the market price of the Common Stock, the actual effect of the Reverse Split on the market price cannot be predicted. The market price of the Common Stock may not rise in proportion to the reduction in the number of shares outstanding as a result of the Reverse Split. Further, there is no assurance that the Reverse Split will lead to a sustained increase in the market price of the Common Stock. The market price of the Common Stock may also change as a result of other unrelated factors, including the Company's operating performance and other factors related to its business as well as general market conditions. The Reverse Split will affect all of the holders of the Company's Common Stock uniformly and will not affect any shareholder's percentage ownership interest in the Company or proportionate voting power, except for insignificant changes that will result from the rounding of fractional shares either up or down (see discussion below).

Procedure for Effecting Reverse Split: The Reverse Split of the Company's Common Stock will become effective upon the filing by the Company of its amended Articles of Incorporation with the Nevada Secretary of State (the "Effective Date"). The Reverse Split will take place on the Effective Date without any action on the part of the holders of the Common Stock and without regard to current certificates representing shares of Common Stock being physically surrendered for certificates representing the number of shares of Common Stock each shareholder is entitled to receive as a result of the Reverse Split. New certificates of Common Stock will not be issued.   The Company estimates that the Effective Date will be on or about November 11, 2003.

Fractional Shares: No fractional shares will be issued in connection with the Reverse Split. Shareholders who would otherwise be entitled to receive fractional shares because they hold a number of shares of Common Stock that is not evenly divisible by 200 will have the number of new shares to which they are entitled rounded to the nearest whole number of shares. The number of new shares will be rounded up if the fractional share is equal to or greater than 0.5 and rounded down if the fraction is less than 0.5. No shareholders will receive cash in lieu of fractional shares.

Federal Income Tax Consequences of Reverse Split: The following summary of certain material federal income tax consequences of the Reverse Split does not purport to be a complete discussion of all of the possible federal income tax consequences and is included for general information only. Further, it does not address any state, local, foreign or other income tax consequences, nor does it address the tax consequences to shareholders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the United States federal income tax laws as of the date of this Information Statement. Such laws are subject to change retroactively as well as prospectively. This summary also assumes that the shares of the Company's Common Stock are held as "capital assets," as defined in the Internal Revenue Code of 1986, as amended (i.e., generally, property held for investment). The tax treatment of a shareholder may vary depending on the facts and circumstances of such shareholder. EACH SHAREHOLDER IS URGED TO CONSULT WITH SUCH SHAREHOLDER'S TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE REVERSE SPLIT.

No gain or loss should be recognized by a shareholder upon the shareholder's exchange of shares pursuant to the Reverse Split. The aggregate tax basis of the shares received in the Reverse Split will be the same as the shareholder's aggregate tax basis in the shares exchanged. The shareholder's holding period for the shares received in the Reverse Split will include the period during which the shareholder held the shares surrendered as a result of the Reverse Split. The Company's views regarding the tax consequences of the Reverse Split are not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service or the courts would accept the positions expressed above. The state and local tax consequences of the Reverse Split may vary significantly as to each shareholder, depending on the state in which such shareholder resides.

No Dissenters' Rights: Pursuant to the Nevada Revised Statutes ("NRS"), the holders of the Company's Common Stock are not entitled to dissenters' rights in connection with the Reverse Split. Furthermore, the Company does not intend to independently provide those shareholders with any such rights.

AMENDMENT OF ARTICLES OF INCORPORATION TO INCREASE NUMBER OF AUTHORIZED SHARES

Purpose: The Company's Board of Directors has unanimously adopted a resolution seeking shareholder approval to amend the Articles of Incorporation to increase the number of authorized shares of capital stock to 550 million, 500 million of which will relate to Common Stock and 50 million of which will relate to preferred stock. The Board of Directors believes that this increase in the number of authorized shares is in the best interest of the Company in that it will provide the Company with available shares which could be issued for various corporate purposes, including acquisitions, stock dividends, stock splits, stock options, convertible debt and equity financings, as the Board of Directors determines in its discretion. The Board further believes that the increase in the number of authorized shares of Common Stock will enable the Company to promptly take advantage of market conditions and the availability of favorable opportunities without the delay and expense associated with holding a special meeting of shareholders. The Company presently has no specific plans, arrangements or understandings, either written or oral, to issue any of the additional authorized shares of Common Stock or preferred stock.

Effect: The issuance by the Company of any additional shares of Common Stock would dilute both the equity interests and the earnings per share of existing holders of the Common Stock. Such dilution may be substantial, depending upon the amount of shares issued. The newly authorized shares of Common Stock will have voting and other rights identical to those of the currently authorized shares of Common Stock. The newly authorized preferred stock will have voting and other rights as determined by the Board of Directors.

No Dissenters' Rights: Pursuant to the NRS, the holders of the Company's Common Stock are not entitled to dissenters' rights in connection with the increase in the number of authorized shares. Furthermore, the Company does not intend to independently provide those shareholders with any such rights.

AMENDMENT OF ARTICLES OF INCORPORATION TO PERMIT ACTION UPON WRITTEN CONSENT

Purpose: The Company's Board of Directors has unanimously adopted a resolution seeking shareholder approval to amend the Articles of Incorporation to permit action upon the written consent of less than all shareholders of the Company, pursuant to the NRS. The Board of Directors believes that this amendment is in the best interest of the Company because it will reduce the time and expense associated with proxy solicitations.

Effect: This amendment will have the practical effect of permitting the Company to approve, in most instances, actions requiring shareholder consent. The Company will continue to be subject to the reporting obligations of the Securities Exchange Act of 1934, including distribution of an information statement in instances where a full proxy solicitation is not required.

No Dissenters' Rights: Pursuant to the NRS, the holders of the Company's Common Stock are not entitled to dissenters' rights in connection with this amendment. Furthermore, the Company does not intend to independently provide those shareholders with any such rights.

ELECTION OF THE BOARD OF DIRECTORS

As of the Record Date, the Board of Directors consists of two individuals: Steven R. Peacock and Shane H. Traveller.  The following names and background information is provided for all persons nominated to serve on the Company's Board of Directors:

Name ------------------------	Positions Held ----------------------	Date of Election of Designation -------------------------
Steven R. Peacock	CEO President Director	6/03

Shane H. Traveller	CFO Secretary Director	6/03

Steve Peacock - Chairman, CEO, President - Mr. Peacock has fifteen years of experience in seeking out and identifying emerging growth investment opportunities, both startup companies and work out assignments and is skilled at analyzing management structure and setting up programs for raising capital. He has twenty years of experience in the real estate development industry, predominantly in Southern California, including all stages of development such as land assemblage and master planning, infrastructure engineering and construction, residential home building and property management. Mr. Peacock has an extensive operating knowledge of the Business Development Company process, having operated the first BDC on the west coast from 1998 to 2000. During that period, he was directly responsible for raising approximately $8M under Regulation E, creating market liquidity for the company's stock and building the company's investor base from 250 to over 4,000 shareholders. Since 2000, Mr. Peacock has been the managing partner of Peak Solutions, a business consulting company specializing in the micro-cap market.

Shane Traveller - CFO, Secretary, Director - Mr. Traveller brings an extensive background in service to public companies both as an independent auditor, then later as an officer and director. He is a licensed CPA and sits on the board of directors of two other public companies where he serves as chairman of the audit committee. From 1998 though 2001, Mr. Traveller served the Chief Financial Officer of Trimedyne, Inc., a NASDAQ NMS-listed medical device company. In 2000, he was named President and COO where he oversaw all operations, product development and manufacturing in addition to financial reporting, investor relations, and information systems for all aspects of the company. During his tenure, sales increased 33%, productivity increased 45%, staffing decreased 42% and the company achieved cash flow break even for the first time in ten years. In 2001, Mr. Traveller left Trimednye to become a partner with Peak Solutions, a position he still enjoys. With a company he co-founded prior to joining Trimedyne, Mr. Traveller established supply channels in Eastern Europe, negotiated a letter of intent and subsequent joint venture agreement with a Russian supplier, and oversaw the market release of five new products. He raised seed capital and set up the production facility, and internal accounting controls. As a consultant and independent auditor, Mr. Traveller has been closely involved in the development and implementation of internal controls, management of staff, preparation and filing of countless financial statements and SEC filings. He has led clients through IPO's and secondary offerings, private placements, mergers and acquisitions, and conversions to a Business Development Company under the Investment Act of 1940.

No Dissenters' Rights: Pursuant to the NRS, the holders of the Company's Common Stock are not entitled to dissenters' rights in connection with this amendment. Furthermore, the Company does not intend to independently provide those shareholders with any such rights.

NOMINATION OF HJ & ASSOCIATES, LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE COMING YEAR

The Company's audit committee has selected HJ & Associates, LLP to serve as the Company's independent auditors for all audit work associated with the preparation of the Company's financial statements during the year ending December 31, 2003.  HJ & Associates, LLP has served as the Company's independent auditors since inception in 2000. The Audit Committee has determined that there have been no disagreements between the auditors and management and that HJ & Associates, LLP is suitably independent, and is well versed in Generally Accepted Accounting Practices and securities reporting requirements.

No Dissenters' Rights: Pursuant to the NRS, the holders of the Company's Common Stock are not entitled to dissenters' rights in connection with this amendment. Furthermore, the Company does not intend to independently provide those shareholders with any such rights.

APPROVE THE COMPANY'S SALE OF COMMON STOCK AT PRICES BELOW NET ASSET VALUE PER SHARE

Purpose:  The Company's Board of Directors has unanimously adopted a resolution seeking shareholder approval to sell stock at prices below net asset value.  The Board of Directors believes that this is in the Company's best interest as it may be necessary, at some point in the future, to sell stock in order to raise capital for acquisitions or to finance operations.  Shareholder approval is being sought to sell stock even in the event the stock prices falls below the net asset value per share.

Effect: There is not immediate effect of this action.  The Company's liabilities currently exceed its assets, resulting in a negative net asset value per share.  As it is impossible to sell stock at a negative value, the Company is not in a position to take the action contemplated herein.  In the event the Company should obtain a positive net asset value in the future, and the stock price of the Company is less than or equal to the net asset value, the Board of Directors would be authorized to sell stock at a price below net asset value per share.  If such action were taken, the result would be immediate dilution to existing shareholders and a further erosion on the net asset value per share.

No Dissenters' Rights: Pursuant to the NRS, the holders of the Company's Common Stock are not entitled to dissenters' rights in connection with this amendment. Furthermore, the Company does not intend to independently provide those shareholders with any such rights.

INTERESTS OF CERTAIN PERSONS IN THE PROPOSAL

No director, executive officer, associate of any director or executive officer or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, in the proposal to amend the Articles of Incorporation and take all other proposed actions which is not shared by all other holders of the Company's Common Stock. See "Security Ownership of Certain Beneficial Owners and Management."

DESCRIPTION OF CAPITAL STOCK

The authorized capital stock of the Company consists of the following:

COMMON STOCK

As of the Record Date, there were 500 million shares of common stock authorized with a stated value of $.001 per share, of which 165,373,752 shares were issued and outstanding, with 339,626,248 shares were authorized but unissued.  Immediately following the approval of the increase in the number of authorized shares of Common Stock and the Reverse Split, as described previously, there will be 500 million shares of Common Stock authorized, of which approximately 826,866 will be issued and outstanding and approximately 499,173,134 will be authorized but unissued. The holders of the Common Stock vote as a single class and are entitled to one vote per share on all matters to be voted on by the shareholders and have the right of cumulative voting in connection with the election of directors. The holders of Common Stock are entitled to receive pro rata dividends, when and as declared by the Board of Directors in its discretion, out of funds legally available therefore, but only if all dividends on the preferred stock have been paid in accordance with the terms of such preferred stock and there exists no deficiency in the sinking fund for the preferred stock.

Dividends on the Common Stock are declared by the Board of Directors. The payment of dividends on the Common Stock in the future, if any, will be subordinate to the preferred stock, must comply with the provisions of the NRS and will be determined by the Board of Directors. In addition, the payment of such dividends will depend on the Company's financial condition, results of operations, capital requirements and such other factors as the Board of Directors deems relevant. See "Description of Capital Stock - Common Stock."

PREFERRED STOCK, CLASS B

As of the Record Date, the Company has 2 million shares authorized, issued and outstanding of Class B Preferred Stock ("Class B").  The Class B stock is not convertible, and has no dividend preferences, but does have 100 votes per share.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of October 10, 2003, the beneficial ownership of the Company's Common Stock (i) by any person or group known by the Company to beneficially own more than 5% of the outstanding Common Stock, (ii) by each Director and executive officer and (iii) by all Directors and executive officers as a group. Unless otherwise indicated, the holders of the shares shown in the table have sole voting and investment power with respect to such shares. The address of all individuals for whom an address is not otherwise indicated is 4443 Birdie Dr., Corona, CA.

Name and Address --------------------------	Number of Shares Beneficially Owned ------------------------	Class -------------------------	Percentage of Class (1) ----------------
Steven R. Peacock(2)	1,000,000 5,000,000	Class B Pref. Common	50% 3%

Shane H. Traveller(2) Director, CFO, Secretary	1,000,000 5,000,000	Class B Pref. Common	50% 3%

Total officers and Directors, as a class	10,000,000 2,000,000	Common Class B Pref.	9% 100%

(1)     Figures based on an estimated 165,373,752 shares of common stock outstanding as of October 10, 2003

(2)     Class B Preferred stock is entitled to 100 votes per share.

AVAILABLE INFORMATION

The Company is subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, files reports and other information with the Commission. Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the Commission at (800) SEC-0330 for further information. Copies of such materials may also be accessed electronically by means of the Commission's home page on the Internet at "http://www.sec.gov."

INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by the Company with the Commission are incorporated herein by reference and shall be deemed to be a part hereof:

-         The Company's Annual Report on Form 10-K for the year ended December 31, 2002

-         The Company's Quarterly Report on Form 10-Q for the three months ended June 30, 2003

-         The Company's Current Report on Form S-8 filed on October 7, 2003.

-         The Company's Amended Articles of Incorporation

-         Bylaws of the Corporation

Any document incorporated herein by reference can be obtained by contacting the Commission as described above under "Available Information" or by contacting the Company by mail at 4443 Birdie Dr., Corona, California, by telephone at (909)236-6977 or by facsimile at (909)736-8869. The Company will provide the documents incorporated by reference without charge upon such written or oral request.

OTHER BUSINESS

The management of the Company knows of no matter other than those set forth herein that is to be brought before the Special Meeting.

The foregoing Notice and Information Statement are sent by order of the Board of Directors.

/S/ Shane H. Traveller Shane H. Traveller Secretary

October 10, 2003